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                                 EXHIBIT 11

                        METRO INFORMATION SERVICES, INC.

                COMPUTATION OF PRO FORMA EARNINGS PER SHARE (1)

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
SHARES (2)

Average outstanding during the period (3).........................    12,187,851    14,033,000

Add: Incremental shares related to stock issued within the year preceding the filing under the treasury stock method using an
  offering price of $16 per share (4).............................       282,362       --

Add: The number of shares obtained by dividing the amount by which the distributions during the period exceeded earnings for the
  period, by an offering price of $16 per share (5)...............       362,152       --
                                                                    ------------  ------------
Number of shares on which published earnings per share is based...    12,832,365    14,033,000
                                                                    ------------  ------------
                                                                    ------------  ------------
EARNINGS

Pro forma net income applicable to common shareholders............  $  1,213,000  $  1,832,000
                                                                    ------------  ------------
                                                                    ------------  ------------
Pro Forma Earnings Per Share......................................  $       0.09  $       0.13
                                                                    ------------  ------------
                                                                    ------------  ------------
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(1) There is no difference between primary and fully-diluted earnings per share.
    Therefore, only primary earnings, per share data is presented.

(2) All share amounts give effect to the 3,507.2952 for 1 stock split effected in the form of a stock dividend before the Company's initial public offering.

(3) Average shares outstanding for the three month period ended March 31, 1997 are calculated based on 12,500,000 shares outstanding for one month of the quarter and 14,800,000 thereafter.

(4) Gives effect to the 312,149 shares issued May 1, 1996, as if they were outstanding for all periods, using the treasury stock method.

(5) Includes $9,000,000 of S corporation earnings distributed before the completion of the initial public offering.


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